Press Release
COTT CORPORATION ANNOUNCES THIRD QUARTER RESULTS
AND ADDITIONAL COST REDUCTION INITIATIVES
•	Reported EPS of $0.09; Adjusted EPS[1] of $0.19

•	Company announces two additional plant closures
(All information in U.S. dollars.)
TORONTO, October 26, 2006 — Cott Corporation (NYSE:COT; TSX:BCB), the world’s largest retailer brand soft drink provider, announced today its results for the third quarter ended September 30, 2006.
“Our third quarter performance suffered due to weakness in the North American CSD category and other factors,” said Brent Willis, Cott’s chief executive officer. “As we’ve said before, the top line will take time to turn around. The impact of our expansion programs to new channels, segments and customers will not be immediate but we are making good progress in cost reduction and the processes necessary to remake Cott into a highly disciplined, high performance organization.”
Third quarter volume was 307.6 million eight-ounce equivalent cases, down 6.6% compared to the third quarter of 2005. The volume decline was due to continued softness in the North American carbonated soft drink (CSD) category, the timing of concentrate shipments, lower bottled water shipments and product and customer rationalization. These factors were partially offset by strong International filled beverage volume growth of 29.8% in the quarter, driven by the U.K. and Mexico.
Revenue increased 1.2% in the quarter to $475.5 million, compared to $469.9 million in the third quarter of last year. North American revenue declined 5.4% compared to the third quarter of 2005 due to the factors outlined above, as well as the previously disclosed structural change in an agreement with one of the Company’s self-manufacturing customers. International revenue rose 28% due to contributions resulting from the acquisition of Macaw Soft Drinks (Macaw), as well as strong base business growth in the U.K. which was up 11% year-over-year. Mexico also reported strong revenue growth of 32% in the third quarter as compared to the same period in 2005, largely as a result of expanded distribution to non-supermarket channels. Excluding the impact of acquisitions and foreign

[1]	Cott supplements its reporting of net income (loss) and earnings (loss) per share information determined in accordance with GAAP by using “adjusted net income (loss),” and “adjusted earnings (loss) per share.” Management believes that certain charges are not pertinent to day-to-day operational decision making in the business. Therefore, Cott excludes these items from net income (loss) in determining adjusted net income (loss) and adjusted earnings (loss) per share. See Non-GAAP Measures paragraph on page 7 and Non-GAAP Measure reconciliation on Exhibit 5.

Press Release
exchange, consolidated third quarter revenue declined 4.0% when compared to the third quarter of 2005.
Third quarter gross margin as a percentage of revenue was 13.0%, compared to 13.9% in the prior year third quarter, due to the impact of lower volume and higher logistics costs.
Net income for the quarter was $6.6 million or $0.09 per diluted share, compared to a net loss of $1.8 million or $0.03 per diluted share in the third quarter of 2005. For the third quarter, adjusted net income (which the Company considers to be net income excluding unusual items, costs associated with the transition to a new executive team (“executive transition costs”), and other costs related to asset optimization activities) was $13.8 million or $0.19 per diluted share, compared to $15.5 million or $0.22 per diluted share during the same period last year. (See Non-GAAP Measures paragraph for reconciliation.)
Selling, general and administrative expenses increased in the quarter to $40.8 million, as compared to $34.2 million in the third quarter of 2005, mainly due to stock-based compensation expense ($2.8 million pre-tax), incentive expense ($2.0 million pre-tax), and foreign exchange ($1.0 million pre-tax). Stock-based compensation expense in the quarter was $2.0 million after taxes. Cott began recording expenses for stock-based compensation in 2006 under the provisions of FAS 123(R).
Unusual item charges of $9.3 million on a pre-tax basis, or $6.3 million after taxes, were recorded in the quarter. This includes restructuring charges related to the closure of the Columbus, Ohio plant which was announced in December 2005, as well as severance costs. In the third quarter of 2005, unusual items charges of $25.7 million on a pre-tax basis, or $17.3 million after taxes, were recorded for asset impairment, restructuring and other costs.
Operating income in the quarter rose to $11.9 million from $5.5 million in the prior year’s third quarter.
In the third quarter, the Company reduced tax valuation allowances and recognized a cumulative income tax benefit of $3.3 million for 2006 due to a more favorable geographic mix of earnings.
NINE MONTHS PERFORMANCE MIXED
Volume increased 4.2% in the first three quarters of 2006, compared to the same period in 2005, to 966.2 million eight-ounce equivalent cases. The increase was due to the Macaw acquisition, U.K. base business growth, as well as strong growth in Mexico and concentrate sales over the first nine months of the year. Year-to-date organic volume was up 2.3%, compared to 2005.

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Revenue in the first nine months increased 1% to $1,371.7 million from $1,358.1 million in the first nine months of the prior year. Year-to-date revenue declined 4.8% when acquisitions and foreign exchange are excluded. Revenue in North America declined by 6.8% in the first nine months compared to the same period in 2005. International revenue was up 38.8% for the first three quarters of the year and was up 10.9% excluding acquisitions and foreign exchange, when compared to the first three quarters of 2005.
Gross margin as a percentage of revenue for the first nine months of 2006 was 13.6%, compared to 14.9% during the same period last year. The decline was due primarily to the impact of lower volume and higher logistics costs.
Selling, general and administrative expenses increased to $129.4 million from $106.6 million in the first nine months of 2005 mainly due to stock-based compensation expense of $7.4 million ($5.6 million after tax), executive transition costs of $6.6 million and increased incentive provisions.
Operating income declined to $42.6 million from $70.2 million in the first nine months of 2005 due to the factors outlined above and unusual items. Through the first nine months of 2006, unusual items including restructuring charges and asset impairments totalled $15.0 million, compared to $25.5 million during the first nine months of 2005.
Net income for the first nine months of 2006 declined to $12.1 million, or $0.17 per diluted share, compared to $31.5 million, or $0.44 per diluted share, in the same period in 2005. Adjusted net income for the first nine months of 2006 was $28.4 million, or $0.40 per diluted share, compared to $48.6 million or $0.68 per diluted share during the same period of 2005.
PROGRESS ON COST REDUCTION PROGRAM
The Company previously announced that it had embarked on a significant cost reduction program to improve profitability and allow for strategic reinvestment in the business to support long term growth. The program encompasses five areas:
•	Asset Optimization, Fixed Cost Reduction and World-Class Efficiency

•	Sub-Zero Based Budgeting

•	Selling, General and Administrative (SG&A) Optimization

•	Centralized Procurement

•	SKU Rationalization
In the second quarter, Cott reported that it expected to achieve $8 million in savings for 2007 from SG&A optimization and an initial $5 million from centralized procurement.

Press Release
Today, the Company announced that it will close its manufacturing plants in Elizabethtown, Kentucky and Wyomissing, Pennsylvania, which it expects will contribute more than $8 million in operating income for 2007. Cott anticipates that the savings will increase to nearly $10 million for 2008 and beyond. The Company intends to cease production at both plants by December 31, 2006 and reallocate volume to other manufacturing sites in its North American system. As a result of the closures, approximately 350 positions will be eliminated and the Company expects related charges for restructuring, asset impairment and accelerated depreciation and amortization to be between $40-45 million. There will be no disruption in customer service as a result of this initiative. Following the closures, Cott will continue to operate 15 bottling plants and one concentrate manufacturing plant in North America.
These closures have been enabled by North American plant efficiency levels which have improved three percentage points in the third quarter of 2006 compared to the third quarter of 2005. In addition, plant level turnover has been reduced in more than 60% of the facilities and more than 550 SKUs have been eliminated.
Progress in SG&A expense optimization continues and Cott reported that it expects to achieve an additional $2 million in incremental savings for 2007 through consolidation and streamlining of corporate functions and ongoing headcount reductions, allowing for improved profitability or reinvestment in the business.
“We committed to aggressively tackling costs and we are following through on our commitments,” added Willis. “Some of the actions we are taking are difficult, particularly those that impact our employees. However, with the unknown but clearly negative impact of commodity costs in 2007, these savings are even more important to capture now.”
TOP LINE GROWTH INITIATIVES UNDERWAY
Cott previously communicated its model for top line growth:
•	Superior in-store execution to drive core business

•	Penetration of new, high-margin beverage segments in existing customers

•	Expansion to new, high-margin channels and customers in existing and new segments

•	Expansion to new global customers and geographies with Cott and Royal Crown International
The Company’s entry into the high-margin, fast-growing, ready-to-drink tea category is showing early signs of success and acceptance from new customers throughout North America. Cott announced that it is on-track with plans to install a second aseptic (preservative-free) manufacturing line in its Nelson, U.K. site to support significant growth in aseptic beverages. The Company expects the new line to be commissioned in the second quarter of 2007.

Press Release
Channel expansion in the third quarter was driven by gas and convenience chains. Partnerships have been expanded or initiated with two of North America’s largest convenience store operators, two major gas chain operators, and selected regional convenience chains.
In geographic expansion, the Company now has arrangements with four Chinese bottlers which, beginning in the first quarter of 2007, it expects will help it meet the needs of major customers that are expanding in China. In The Philippines, Cott’s local partner supported overall international growth in the quarter with the commissioning of a third CSD manufacturing plant. The additional lines will allow for a 50% increase in production capacity to satisfy consumer demand. RCI also expanded in Guatemala with the successful introduction of fortified, flavored water.
ORGANIZATION STRENGTHENING
During the quarter, Cott announced the internal promotion of Edmund O’Keeffe to Vice President Strategy & Investor Relations, leveraging Edmund’s extensive industry and retail knowledge and insights. The Company also announced the appointment of Rick Dobry to the position of Chief Manufacturing and Supply Officer. Rick joined the Company in October and brings a track record of success in world-class consumer packaged goods companies, across multiple functions including manufacturing, supply chain, logistics, quality and R&D.
“Completing the appointments to our senior management team during the quarter was an important milestone for the Company as we work to remake our culture and strengthen our consistent and superior performance orientation,” commented Willis. “Rick will add significant value in helping us ensure our cost reduction initiatives deliver results in 2007 and beyond.”
FOURTH QUARTER AND FULL YEAR OUTLOOK
Cott expects adjusted net income to be substantially lower in 2006 compared to 2005.
At this time, Cott expects fourth quarter 2006 adjusted net income on an adjusted basis to be below the prior year fourth quarter due to continuing volume softness, planned curtailment in production to reduce inventories, the inclusion of stock-based compensation expense and aggressive actions to position the Company for improved performance in 2007.

Press Release
Cott has revised its expectation of charges related to cost reduction activities to be in the range of $115 to $125 million, up from the previously announced estimate for such charges of $60 to $80 million, as a result of additional plant closures, office consolidation and organizational streamlining. This range includes $49.3 million of charges incurred to-date since September 2005. Of the total amount, fourth quarter 2006 pre-tax charges related to cost reductions including asset impairments, accelerated depreciation and amortization, and restructuring charges are expected to be between $25 million and $35 million.
2006 expenses for stock-based compensation are expected to be between $10 million and $12 million on a pre-tax basis.
“Clearly the trends in North American volume and mix will continue to be our biggest and toughest challenges in 2007,” said Willis. “We remain focused on aggressively expanding into new categories, channels and geographies that will drive future profitability, while at the same time becoming the lowest cost producer in each of our markets. We will continue to report on our action plan progress in each quarter and plan to provide more detail on our multi-year business model as part of our fourth quarter earnings release.”
Third Quarter Results Conference Call
Cott Corporation will host a conference call today, Thursday, October 26 at approximately 9 AM ET to discuss third quarter financial results.
For those who wish to listen to the presentation, there is a listen-only, dial-in telephone line, which can be accessed as follows:
North America: (800) 814-4859
International: (416) 644-3415
Webcast
To access Cott’s third quarter conference call with analysts over the Internet, please visit the Company’s website at http://www.cott.com. Please log on 15 minutes early to register, download, and install any necessary audio/video software. For those who are unable to access the live broadcast, a replay will be available at Cott’s website following these events until November 2, 2006.

Press Release
About Cott Corporation
Cott Corporation is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink provider. The Company commercializes its business in over 60 countries worldwide, with its principal markets being the United States, Canada, the United Kingdom and Mexico. Cott markets or supplies over 200 retailer and licensed brands, and Company-owned brands including Cott, RC, Vintage, Vess and So Clear. Its products include carbonated soft drinks, sparkling and flavored waters, energy drinks, sports drinks, juices, juice drinks and smoothies, ready-to-drink teas, and other non-carbonated beverages. The Company’s website is www.cott.com. The brand names referenced in this press release are trademarks of Cott Corporation, its affiliated companies, our customers, or other third parties.
Non-GAAP Measures
For the third quarter ended September 30, 2006, the term adjusted net income consists of net income excluding unusual items, the costs associated with executive transition costs and other costs related to asset optimization activities. Adjusted earnings per share is equal to adjusted net income divided by the weighted average outstanding diluted shares.
The term adjusted net income excludes unusual items (restructuring, asset impairment and other charges), certain charges relating to asset optimization activities (product and customer rationalization activities) and, the executive transition costs, net of the applicable tax impact of these charges. Cott excludes these items in order to more clearly focus on the factors it believes are pertinent to the daily management of the Company’s operations, and management uses adjusted results to evaluate the impact of operational business decisions.
Cott supplements its reporting of net income (loss) and earnings (loss) per share information determined in accordance with GAAP by using “adjusted net income (loss),” and “adjusted earnings (loss) per share.” Management believes that certain charges are not pertinent to day-to-day operational decision making in the business. Therefore, Cott excludes these items from net income (loss) in determining adjusted net income (loss) and adjusted earnings (loss) per share.
Since Cott uses certain adjusted financial results in the management of its business, the Company believes this supplemental information is useful to investors for their independent evaluation and understanding of the performance of the Company’s management and its core business performance.

Press Release
Cott’s adjusted net income (loss) and adjusted earnings (loss) per share should be considered in addition to, and not as a substitute for, net income (loss) or earnings (loss) per share or any other amount determined in accordance with GAAP. Cott’s adjusted income (loss) from operations, adjusted net income (loss) and adjusted earnings per share reflect management’s judgment of particular items, and may not be comparable to similarly titled measures reported by other companies.
Safe Harbor Statements
This press release contains forward-looking statements reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. Forward-looking statements, specifically those concerning future performance such as those relating to the success of the Company’s measures to reduce costs and increase sales and income, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company’s filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, the Company’s ability to restore plant efficiencies and reduce logistics and other costs, adverse weather conditions, competitive activities by other brand beverage manufacturers, the Company’s ability to develop new products that appeal to consumer tastes, the Company’s ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation and regulatory review, loss of key customers and retailers’ continued commitment to their Company-supplied beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
(Financial tables in Exhibits 1-6 attached)
COTT CONTACTS:

Media Relations
Kerry Morgan	Tel: (416) 203-5613

Investor Relations
Edmund O’Keeffe	Tel: (416) 203-5617

COTT CORPORATION	EXHIBIT 1
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in millions of US dollars except per share amounts, US GAAP)
Unaudited

	For the three months ended		For the nine months ended
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005

Revenue	$475.5	$469.9	$1,371.7	$1,358.1
Cost of sales	413.5	404.5	1,184.7	1,156.0

Gross profit	62.0	65.4	187.0	202.1

Selling, general and administrative expenses	40.8	34.2	129.4	106.6
Gain on disposal of property, plant & equipment	—	—	—	(0.2)
Unusual items
Restructuring	9.4	2.0	11.2	2.0
Asset impairments (recovery)	(0.1)	23.7	1.2	23.5
Other	—	—	2.6	—

Operating income	11.9	5.5	42.6	70.2

Other income, net	(0.2)	(0.4)	(0.4)	(0.4)
Interest expense, net	7.8	7.7	23.5	20.8
Minority interest	0.9	1.1	3.0	3.4

Income (loss) before income taxes	3.4	(2.9)	16.5	46.4

Income tax expense (recovery)	(3.2)	(1.1)	4.4	14.9

Net income (loss)	$6.6	$(1.8)	$12.1	$31.5

Volume - 8 oz equivalent cases	307.6	329.3	966.2	927.6
- Filled Beverage	238.0	240.8	688.5	694.1

Net income (loss) per common share
Basic	$0.09	$(0.03)	$0.17	$0.44
Diluted	$0.09	$(0.03)	$0.17	$0.44

Weighted average outstanding shares
Basic	71,731,245	71,702,612	71,719,322	71,600,058
Diluted	71,782,170	71,988,667	71,765,858	71,940,859

COTT CORPORATION	EXHIBIT 2
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of US dollars, US GAAP)
Unaudited

	For the three months ended		For the nine months ended
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005

Operating Activities
Net income (loss)	$6.6	$(1.8)	$12.1	$31.5
Depreciation and amortization	19.0	18.3	57.4	51.0
Amortization of financing fees	0.3	0.2	0.8	0.5
Share based compensation	2.8	—	7.4	—
Deferred income taxes	(3.4)	—	3.2	3.3
Minority interest	0.9	1.1	3.0	3.4
Gain on disposal of property, plant & equipment	—	—	—	(0.2)
Asset impairments (recovery)	(0.1)	23.7	1.2	23.5
Other non-cash items	6.2	0.3	6.7	1.2
Net change in non-cash working capital	23.3	13.9	(8.1)	(3.6)

Cash provided by operating activities	55.6	55.7	83.7	110.6

Investing Activities

Additions to property, plant and equipment	(6.8)	(14.1)	(23.5)	(68.9)
Acquisitions	—	(135.1)	—	(135.1)
Proceeds from disposal of property, plant & equipment	0.4	0.1	1.9	2.1
Other investing activities	(1.3)	(2.1)	(7.0)	(6.2)

Cash used in investing activities	(7.7)	(151.2)	(28.6)	(208.1)

Financing Activities

Payments of long-term debt	(0.3)	(0.3)	(0.8)	(0.7)
Short-term borrowings	(26.3)	91.0	(43.0)	85.5
Distributions to subsidiary minority shareowner	(1.8)	(2.0)	(3.6)	(3.9)
Issue of common shares	0.3	1.1	0.3	3.5
Financing costs	—	(1.2)	—	(3.8)
Other financing activities	—	(0.1)	(0.1)	(0.3)

Cash used in financing activities	(28.1)	88.5	(47.2)	80.3

Effect of exchange rate changes on cash	0.1	(0.1)	0.1	(0.6)

Net increase (decrease) in cash	19.9	(7.1)	8.0	(17.8)

Cash, beginning of period	9.8	15.9	21.7	26.6

Cash, end of period	$29.7	$8.8	$29.7	$8.8

COTT CORPORATION	EXHIBIT 3
CONSOLIDATED BALANCE SHEETS
(in millions of US dollars, US GAAP)

	Unaudited
	September 30, 2006	December 31, 2005
ASSETS

Current assets
Cash	$29.7	$21.7
Accounts receivable	192.4	191.1
Inventories	157.8	144.2
Prepaid and other expenses	14.6	9.5
Deferred income taxes	8.3	7.3

	402.8	373.8

Property, plant and equipment	378.2	394.2
Goodwill	156.3	150.3
Intangibles and other assets	251.1	260.4
Deferred income taxes	—	0.4

	$1,188.4	$1,179.1

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Short-term borrowings	$125.4	$157.9
Current maturities of long-term debt	1.0	0.8
Accounts payable and accrued liabilities	191.0	182.5
Deferred income taxes	—	0.2

	317.4	341.4

Long-term debt	272.1	272.3
Deferred income taxes	64.0	61.0

	653.5	674.7

Minority interest	21.9	22.5

Shareowners’ equity
Capital stock	273.3	273.0
Restricted shares	(0.8)	—
Additional paid-in capital	25.8	18.4
Retained earnings	198.3	186.2
Accumulated other comprehensive income	16.4	4.3

	513.0	481.9

	$1,188.4	$1,179.1

COTT CORPORATION	EXHIBIT 4
SEGMENT INFORMATION
(in millions of US dollars, US GAAP)
Unaudited

	For the three months ended		For the nine months ended
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005

Revenue
North America	$356.4	$376.6	$1,049.1	$1,126.1
International	118.0	92.2	318.3	229.4
Corporate	1.1	1.1	4.3	2.6

	$475.5	$469.9	$1,371.7	$1,358.1

Operating income (loss)
North America	$11.9	$1.1	$52.0	$62.2
International	11.2	6.9	24.5	17.2
Corporate	(11.2)	(2.5)	(33.9)	(9.2)

	$11.9	$5.5	$42.6	$70.2

COTT CORPORATION	EXHIBIT 5
SUPPLEMENTARY INFORMATION — NON GAAP MEASURES
(in millions of US dollars, except per share amounts)
Unaudited
Reconciliation of adjusted net income

	For the three months ended		For the nine months ended
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005

Net income (loss)	$6.6	$(1.8)	$12.1	$31.5

Reconciling items, net of tax effect:
Asset optimization [1]	0.6	—	0.6	—
Executive transition costs [2]	0.3	—	4.7	—
Unusual items
Restructuring	6.4	1.3	7.6	1.3
Asset impairments (recovery)	(0.1)	16.0	0.8	15.8
Other	—	—	2.6	—

Adjusted net income	$13.8	$15.5	$28.4	$48.6

[1]	Pre-tax amount of $1.0 was included in cost of sales for the three and nine months period ended September 30, 2006

[2]	Pre-tax amount of $0.3 and $6.6 were included in selling, general and administrative expenses for the three and nine months period ended September 30, 2006 respectively
Reconciliation of adjusted diluted earnings per share

	For the three months ended		For the nine months ended
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005

Earnings (loss) per diluted share	$0.09	$(0.03)	$0.17	$0.44

Reconciling items, net of tax effect:
Asset optimization [1]	0.01	—	0.01	—
Executive transition costs [2]	0.00	—	0.07	—
Unusual items
Restructuring	0.09	0.02	0.11	0.02
Asset impairments (recovery)	(0.00)	0.22	0.01	0.22
Other	—	—	0.04	—

Adjusted earnings per diluted share	$0.19	$0.22	$0.40	$0.68

Weighted average outstanding shares
Basic	71,731,245	71,702,612	71,719,322	71,600,058
Diluted	71,782,170	71,988,667	71,765,858	71,940,859

COTT CORPORATION	EXHIBIT 5
SUPPLEMENTARY INFORMATION — NON GAAP MEASURES (cont’d)
(in millions of US dollars, except per share amounts)
Unaudited
Change in revenue excluding acquisitions & foreign exchange

	For the three months ended			For the three months ended
	September 30, 2006			October 1, 2005
	Cott	North America	International	Cott	North America	International

Change in revenue	$5.6	$(20.4)	$25.8	$27.5	$1.5	$25.6
Impact of acquisitions	(16.6)	—	(16.6)	(17.7)	(3.8)	(13.9)
Impact of foreign exchange	(7.5)	(3.9)	(3.4)	(4.7)	(4.7)	(0.2)

Change excluding acquisitions & foreign exchange	$(18.5)	$(24.3)	$5.8	$5.1	$(7.0)	$11.5

Percentage change excluding acquisitions & foreign exchange	(4%)	(6%)	7%	1%	(2%)	17%

	For the nine months ended			For the nine months ended
	September 30, 2006			October 1, 2005
	Cott	North America	International	Cott	North America	International

Change in revenue	$13.6	$(77.0)	$88.9	$81.1	$42.8	$37.6
Impact of acquisitions	(65.8)	—	(65.8)	(31.3)	(17.4)	(13.9)
Impact of foreign exchange	(13.0)	(13.2)	0.3	(15.6)	(12.8)	(2.9)

Change excluding acquisitions & foreign exchange	$(65.2)	$(90.2)	$23.4	$34.2	$12.6	$20.8

Percentage change excluding acquisitions & foreign exchange	(5%)	(8%)	11%	3%	1%	11%

NON-GAAP MEASURE
Cott supplements its reporting of net income (loss) and earnings (loss) per share information determined in accordance with GAAP by using “adjusted net income” and “adjusted earnings per share”. Management believes that certain charges are not pertinent to day-to-day operational decision making in the business. Therefore, Cott excludes these items from net income (loss) in determining adjusted net income and adjusted earnings per share. The term adjusted net income excludes unusual items (restructuring, asset impairment and other charges), other costs relating to asset optimization activities (product and customer rationalization activities) and, the costs associated with the transition to a new executive team, net of the applicable tax impact of these charges. Cott excludes these items in order to more clearly focus on the factors it believes are pertinent to the daily management of the company’s operations, and management uses adjusted results to evaluate the impact of operational business decisions. Since Cott uses certain adjusted financial results in the management of its business, the company believes this supplemental information is useful to investors for their independent evaluation and understanding of the performance of the company’s management and its core business performance. Cott’s adjusted net income and adjusted earnings per share should be considered in addition to, and not as a substitute for, net income (loss) or earnings (loss) per share or any other amount determined in accordance with GAAP. Cott’s adjusted income from operations, adjusted net income and adjusted earnings per share reflect management’s judgement of particular items, and may not be comparable to similarly titled measures reported by other companies.